Exhibit 10.12

SALARY CONTINUATION PLAN
Amended and Restated November 14, 2008

This Salary Continuation Plan (“Plan”) has been established by SUPERIOR INDUSTRIES INTERNATIONAL, INC., a California Corporation (the “Company”), effective March 28, 2008, and amended effective November 14, 2008, based upon the following facts and circumstances:

A. The Company wishes to promote in its executive employees and directors increased efficiency in their work and the strongest possible interest in the successful operation of the Company and to provide certain executive employees and directors (each, a “Participant”) and their families with benefits upon the retirement or death of such directors or employees.

B. The Company recognizes the valuable services heretofore performed for it by the Participant and wishes to encourage the Participant’s continued relationship with the Company.

C. In order to achieve these goals, the Company is establishing this Plan.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1.              Definitions.
1.1            Administrative Committee.  "Administrative Committee" shall mean the committee appointed pursuant to Section 5 hereof.

1.2            Affiliate.  “Affiliate” shall mean all persons with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code, except that, for purposes of determining whether there is a controlled group or common control, the language “at least 50 percent” is used instead of “at least 80 percent.”

1.3           Agreement.  “Agreement” shall mean the agreement entered into between the Company and the Participant evidencing a grant of benefits under the Plan.

1.4            Beneficiary.  "Beneficiary" shall mean the Beneficiary, or each Beneficiary, designated by the Participant pursuant to Section 4 hereof.

1.5            Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor, along with related rules, regulations, and interpretations.

1.6            Company.  “Company” shall mean Superior Industries International, Inc.  Where the context requires, reference to the Company shall include an Affiliate.

1.7            Compensation.  "Compensation" shall mean the base salary and any annual directors' retainer paid or accrued to or for the Participant with respect to each calendar month for personal services rendered by the Participant to the Company during such month, but shall not include any commission, bonus, meeting fee or other payment.

1.8           Disability.  “Disability” shall mean that a Participant meets one of the following requirements:

(i)
the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or

(ii)
if the Participant is covered by an accident and health plan covering employees of the Company, the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

1.9           Final Average Compensation. "Final Average Compensation" shall mean the average monthly Compensation paid to, or accrued for the benefit of, the Participant with respect to the 36 months of the Participant's employment or service (or the entire period of the Participant's employment or service if shorter than 36 months) immediately preceding the month in which occurs the Participant's Separation from Service.

1.10           Retirement Date. "Retirement Date" shall mean the later of (i) the Participant's sixty-fifth (65th) birthday or (ii) the day upon which occurs the Participant's Separation from Service on or after the Vesting Date.

1.11           Separation from Service. "Separation from Service" shall mean a separation from services from the Company and the Company’s Affiliates as defined for purposes of Section 409A(a)(2)(A)(i) of the Code, except that a reduction in level of services performed by a Participant to a level equal to twenty one (21) percent or less of the average level of services performed during the immediately preceding thirty-six (36) months (or such shorter period as the Participant shall have performed services for the Company) shall be presumed to be a “Separation from Service.”

1.12           Vesting Date. "Vesting Date" with respect to the Participant shall mean the earliest to occur of (a) the date set forth in the Participant’s Agreement; or (b) the date upon which the Participant becomes Disabled.

2.            Retirement Benefits.

2.1           Amount of Benefit. If the Participant's Separation from Service occurs on or after the Vesting Date for reasons other than his death, the Company shall pay to the Participant a monthly benefit equal to thirty percent (30%) of the Participant's Final Average Compensation.

2.2           Period of Payment. Payment of the retirement benefit specified in Section 2.1 shall commence on the first day of the month coinciding with or next following the Participant's Retirement Date and shall continue on the first day of each month thereafter through and including the first day of the month coinciding with or next preceding the Participant’s death.  Notwithstanding the foregoing, if the Participant is a “specified employee” for purposes of Section 409A of the Code as of the Participant’s Separation from Service and payment of an amount that is subject to Section 409A of the Code is otherwise required to be made on the first day of the month coinciding with or next following the Retirement Date described in Section 1.10(ii) of the Plan, payments to which the Participant would otherwise be entitled during the first six months following the date of Separation from Service shall be accumulated and paid on the first day of the seventh month following the date of the Separation from Service.

3.            Survivorship Benefits.

3.1           Death Prior to Separation from Service. If the Participant's Separation from Service occurs due to the Participant's death, the Company shall pay to the Participant's Beneficiary 120 monthly payments, each in an amount equal to thirty percent (30%) of the Participant's Final Average Compensation. Such payments shall commence within 90 days following the Participant’s death and shall continue on the first day of each of the 119 months after the first payment.

3.2            Death After Separation from Service but Prior to Retirement Date. If the Participant's Separation from Service occurs on or after the Vesting Date for reasons other than his death and the Participant subsequently dies prior to the commencement of retirement benefit payments under Section 2.2, the Company shall pay to the Participant's Beneficiary 120 monthly payments, each in an amount equal to thirty percent (30%) of the Participant's final Average Compensation. Such payments shall commence within 90 days following the Participant’s death and shall continue on the first day of each of the 119 months after the first payment.

3.3           Death After Commencement of Retirement Benefits. If the Participant dies after retirement benefit payments have commenced under Section 2 hereof, but prior to his having received 120 such monthly payments, the Company shall continue such monthly payments to the Participant's Beneficiary in the same amount and at the same time said payments would have been paid to the Participant until the total of the monthly payments made to the Participant, plus the payments made to the Participant’s Beneficiary, equals 120.

3.4           Death of Beneficiary. In the event a Beneficiary receiving payments under this Section 3 dies before receiving all the payments due to such Beneficiary, the Company shall continue such monthly payments to the Beneficiary's estate in the same amount and at the same time said payments would have been paid to the Beneficiary until the total of the monthly payments made to the Participant, plus the payments made to the Participant’s Beneficiary and the Beneficiary’s estate, equals 120.

4. Beneficiaries.

   4.1           Designation of Beneficiary. Subject to the limitations specified in Section 4.2, hereof, the Participant may designate a Beneficiary or Beneficiaries by filing a written notice of such designation with the Administrative Committee in such form as the Administrative Committee may prescribe. The Participant may revoke or modify such designation at any time by a further written designation. The Participant’s designation of a Beneficiary shall be deemed automatically revoked in the event that the Beneficiary predeceases the Participant. If no designation shall be in effect at the time the benefits are payable under this Plan, the Beneficiary or Beneficiaries shall be the Participant's spouse, or if no spouse is then living, the Participant's children or the issue of any deceased child by right of representation or, if none of the foregoing is living, then the Participant's estate. If more than one Beneficiary becomes entitled to a survivorship benefit either by designation of the Participant or otherwise, the benefit specified herein shall be divided equally among such Beneficiaries.

  4.2           Limitations on Designation of Beneficiary. If the Participant's Compensation constitutes community property, no person other than the Participant's spouse shall be designated as a Beneficiary unless (i) such spouse shall approve such designation in writing and (ii) such designation is approved by the Administrative Committee.

 4.3           Minors; Persons Declared Incompetent. In the event a benefit is payable to a minor or to a person who is declared incompetent the Company may pay such benefit to the guardian, legal representative or person or persons having the care or custody of such minor or incompetent. The Administrative Committee may require such proof of incompetency, minority or guardianship as it may deem appropriate prior to the distribution of the benefit.  Such distribution shall completely discharge the Administrative Committee and the Company from all liability with respect to such benefit.

5. Administrative Committee

 5.1           Appointment of Committee. The Board of Directors of the Company shall appoint an Administrative Committee consisting of three (3) or more persons to administer and interpret this Plan. The interpretation and construction of this Plan by the Administrative Committee, and any action taken there under, shall be binding and conclusive upon all parties in interest. No member of the Administrative Committee shall, in any event, be liable to any person for any action taken or omitted to be taken in connection with the interpretation, construction or administration of this Plan, so long as such action or omission to act is made in good faith. The Administrative Committee may adopt rules and regulations relating to this Plan as it may deem necessary or advisable.

5.2           Named Fiduciary. The Administrative Committee is hereby designated as the named fiduciary under this Plan. The named fiduciary shall have authority to control and manage the operation and administration of this Plan, and it shall be responsible for establishing and carrying out a funding policy and method consistent with the objectives of this Plan.

5.3           Claims Procedure. If the Participant or a Beneficiary is denied all or a portion of an expected benefit under this Plan for any reason, he or she may file a claim with the Administrative Committee within thirty (30) days of such denial. The Administrative Committee shall notify the claimant within sixty (60) days of allowance or denial of the claim, unless the claimant receives written notice from the Administrative Committee prior to the end of the sixty (60) day period stating that special circumstances require extension of time for decision, which extension of time shall not exceed an additional sixty (60) days. The notice of the Administrative Committee's decision shall be in writing, sent by mail to the claimant's last known address, and, if a denial of the claim, must contain the following information:

(a) the specific reasons for denial,

(b)	specific reference to pertinent provisions of this Plan on which the denial is based,

(c)	if applicable, a description of any additional information or material necessary to perfect the claim and an explanation of why such information or additional material is necessary, and

                                                                                              (d) an explanation of the claims review procedure.

5.4           Review Procedure. A claimant is entitled to request a review of any denial of his claim by the Administrative Committee, which request for review must be submitted in writing within sixty (60) days of the mailing of the notice of denial. Absent a request for review within the sixty (60) day period, the claim will be deemed to be conclusively denied. The claimant or his representative shall be entitled to review all pertinent documents. The review shall be conducted by the Administrative Committee, which shall afford the claimant a hearing and the opportunity to submit issues, records, documents, and comments orally and in writing. The Administrative Committee shall render a review decision in writing, all within sixty (60) days after a receipt of a request for review, unless the claimant receives written notice from the Administrative Committee prior to the end of the sixty (60) day period stating that special circumstances require extension of time for decision, which extension of time shall not exceed an additional sixty (60) days. The claimant shall be given written notice of the Administrative Committee's review decision, together with specific reasons for the decision and reference to the pertinent provisions of this Plan.

5.5           Disability Benefits Claims and Review Procedures.  If a Participant’s claim is a claim for disability benefits subject to Department of Labor (“DOL”) regulation § 2560.503-1, the procedures in Sections 5.3 and 5.4 above shall be modified to comply with the DOL regulations governing disability claims.

6.            Funding.

6.1           No Trust. Nothing contained in this Plan, and no action taken pursuant to its provisions by either party hereto, shall create, or be construed to create, a trust of any kind for the benefit of the Participant, his Beneficiary, or his estate. Payments to the Participant or his designated Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general assets of the Company, and no person, other than the Company, shall have, by virtue of the provisions of this Plan, any interest in such assets. To the extent that any person acquires a right to receive payments from the Company under the provisions hereof, such rights shall be no greater than the rights of any unsecured general creditor of the Company.

6.2           Life Insurance. The Company may, in its discretion, apply for and procure as owner and for its own benefit, insurance or annuity contracts on the life of the Participant in such amounts and in such forms as the Company may choose. In such event, neither the Participant nor any Beneficiary shall have any rights whatsoever in such contract or contracts and the Company shall possess and may exercise all incidents of ownership therein. At the request of the Company, the Participant shall submit to medical examinations and shall supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance, including but not limited to any consents which may be required under the Pension Protection Act or other applicable laws.

7.            Miscellaneous.

7.1           Assignment. Neither the Participant nor any Beneficiary shall have any right to assign the right to receive any benefits hereunder and any attempted assignment or transfer shall excuse the Company from making any further payments to the purported assignor.

7.2           No Guarantee of Employment. Neither this Plan nor any action taken hereunder shall be construed as giving the Participant the right to be retained as an employee of the Company for any period.

7.3           Lack of Vesting. No benefit hereunder shall be paid to, or with respect to the employment or service of, a Participant whose Separation from Service is for reasons other than death and occurs before the Vesting Date.

7.4           Taxes. The Company shall deduct from all payments made hereunder all applicable federal and state taxes required by law to be withheld from any such payment.  Taxes required by law to be withheld at vesting of benefits hereunder shall be collected from the Participant in the year of vesting.  The Company is authorized to satisfy any tax withholding obligation at vesting by deducting such taxes from any other compensation due the Participant, collecting from the Participant cash or a certified check, or reducing the benefit payable under the Plan.

7.5           Amendment and Termination. This Plan may be amended or terminated by the Company; provided, however, that no such amendment or termination may adversely affect the rights of individuals who are Participants or Beneficiaries as of the date of such amendment or termination.

7.6           Form of Communication. Any notice, claim, application or other communication required or permitted to be given under the provisions of this Plan shall be in writing and in such form as the Administrative Committee may prescribe. If such communication is made to Participant, it shall be made by personal delivery or sent by United States certified mail, postage pre-paid, addressed to the Participant's last known address as shown on the records of the Company. Any communication to the Company or to the Administrative Committee shall be made by personal delivery or sent by United States certified mail, postage pre-paid, addressed to the Company's executive offices at 7800 Woodley Avenue, Van Nuys, California 91406, or such other address as may be designated in writing by the Company. The date of mailing shall be deemed the date of any such notice, consent, application or demand.

                                7.7          Captions. The captions at the head of a section or paragraph of this Plan are designed for convenience of reference only and are not to be used for the purpose of interpreting any provision of this Plan.

                                7.8          Construction. This Plan shall be construed according to the laws of the State of California.

                                7.9          Gender and Form. In this Plan, where appropriate, the masculine gender includes the feminine and neuter gender and words in the singular form include the plural form, and vice versa.

                                 7.10          Severability. The invalidity of any portion of this Plan shall not invalidate the remainder thereof and said remainder shall continue in force and effect to the fullest extent permitted by law.

                                 7.11          Binding Agreement. This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Participant and, to the extent its context permits, to his successors, heirs, executors, administrators and Beneficiaries.

                                 7.12          Funding.  Notwithstanding any other provision of this Plan, (a) this Plan constitutes a mere promise by the Company to make benefit payments in the future; (b) the Participant shall have no rights to amounts under this Plan or to any specified assets of the Company; (c) the Participant shall have the status of a general unsecured creditor of the Company; (d) the Company in no way guarantees any payments under the Plan; and (e) any and all investments remain the property of the Company.

                                 7.13          Top Hat Plan.  This Plan is intended (a) to be unfunded for tax purposes and (b) to qualify as an unfunded plan maintained primarily for the purpose of providing deferred compensation for directors and for a select group of management and highly compensated employees (a “top hat” plan) for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

                                 7.14          Existing Agreements, Effective Date and Section 409A Compliance. For any Participant who is party to an existing Salary Continuation Agreement as of the date of adoption of the Plan, such Agreement shall continue to govern unless amended with the consent of the Company and the Participant (or the Beneficiary, if the Participant has died).

                                With the consent of the Company and the Participant, this Plan shall apply both to amounts deferred before 2005 (“Grandfathered Amounts”) and to amounts deferred after 2004 (“Section 409A Amounts”), except that the six-month delay in Section 2.2 of the Plan shall not apply to Grandfathered Amounts.  The Plan does not represent a material modification of the Salary Continuation Agreements that were in effect October 3, 2004.  No future amendment of the Plan shall apply to Grandfathered Amounts to the extent such provision or amendment would constitute a material modification of such Grandfathered Amounts (unless the amendment expressly indicates otherwise).  With respect to Section 409A Amounts, the Plan, as amended in November 2008, is intended to conform to the requirements of Section 409A of the Code and the regulations there under and, in all respects, shall be administered and construed in accordance with such requirements.  Prior to amendment in November 2008, the Salary Continuation Agreements and the Plan were administered in good faith compliance with Section 409A of the Code.

IN WITNESS WHEREOF, the Company has adopted this amended and restated Plan on November 14, 2008, effective as of the day and year first above written.

"Company":                                      SUPERIOR INDUSTRIES INTERNATIONAL, INC.

By: /s/ Steven J. Borick
                                                              Steven J. Borick
      Chairman, CEO & President